Exhibit 23.3

CONSENT OF AGAPITO ASSOCIATES, INC.

Agapito Associates, Inc. (“AAI”) hereby consents to the references to AAI in the form and context in which they appear in the Annual Report on Form 10-K of Intrepid Potash, Inc. (“Intrepid”) for the fiscal year ended December 31, 2014 (the “Form 10-K”), and to the use of the information supplied by AAI under the caption “Item 2. Properties — Proven and Probable Reserves” in the Form 10-K.  AAI further consents to the incorporation by reference thereof into this Registration Statement on Form S-3 filed by Intrepid and certain of its subsidiaries.

AGAPITO ASSOCIATES, INC.

By:	/s/ Susan B. Patton, PhD, P.E.
Name: Susan B. Patton, PhD, P.E.
Title: Senior Associate

Grand Junction, Colorado

April 29, 2015